EXHIBIT 99.2
90-92 Main Street, P.O. Box 58
Wellsboro, PA 16901
Phone: (570) 724-3411    Fax: (570) 723-8097
E-Mail: cnemail@cnbankpa.com    Web Page: http://www.cnbankpa.com
Stock Symbol: CZNC
Chartered 1864
FEDERAL DEPOSIT INSURANCE CORP

December 31, 2006	QUARTERLY REPORT
Dear Shareholder:
The big news for this quarter was the announcement of the signing of a definitive merger agreement with Citizens Bancorp of Coudersport. The combination of the two banks is an exciting prospect for both organizations. The extension of C&N’s footprint to the west is a natural and appropriate next step. We believe that the addition of Charles Updegraff and his strong and experienced management group to C&N’s team will result in increased opportunities for the combined organization. We expect this transaction to close in the second quarter of 2007.
The historically long (over 2 years) flat and inverted yield curve continues to challenge our ability to achieve earnings growth. Although we have successfully grown our loan portfolio (helped significantly by our entry into the Lycoming County market) by 5.3% since the end of 2005, we have shrunk the investment portfolio by nearly 17%. The result is a 3% reduction in total assets. Interest and dividend income has increased by 5.5%, but interest expense has grown by 19.9%. The net result is a reduction of 4.89% in our main net revenue source. Until the investment yield curve returns to a normal positive slope, we will continue to emphasize growth in loans to increase revenues.
Our Trust and Financial Management Group has grown Assets Under Management by over 23.8% since the end of 2005, and increased their revenue by 15.3%. We are focused on this area of non-interest revenue in an effort to reduce our reliance on the net interest margin. We believe the prospects for growth in this area are encouraging.
Thank you for your continued support.

Craig G. Litchfield Chairman, President & CEO

CITIZENS & NORTHERN CORPORATION
BOARD OF DIRECTORS
Craig G. Litchfield            Chairman of the Board

Dennis F. Beardslee	Leo F. Lambert
R. Robert DeCamp	Edward L. Learn
Jan E. Fisher	Edward H. Owlett, III
R. Bruce Haner	Leonard Simpson
Susan E. Hartley	James E. Towner
Karl W. Kroeck	Ann M. Tyler
CITIZENS & NORTHERN BANK
OFFICES

428 S. Main Street, ATHENS, PA 18810	570-888-2291
111 Main Street, DUSHORE, PA 18614	570-928-8124
Main Street, EAST SMITHFIELD, PA 18817	570-596-3131
104 Main Street, ELKLAND, PA 16920	814-258-5111
230-232 Railroad Street, JERSEY SHORE, PA 17740	570-398-4555
102 E. Main Street, KNOXVILLE, PA 16928	814-326-4151
Main Street, LAPORTE, PA 18626	570-946-4011
Main Street, LIBERTY, PA 16930	570-324-2331
1085 S. Main Street, MANSFIELD, PA 16933	570-662-1111
RR 2 Box 3036, MONROETON, PA 18832	570-265-2157
3461 Rte.405 Highway, MUNCY, PA 17756	570-546-6666
Thompson Street, RALSTON, PA 17763	570-995-5421
1827 Elmira Street, SAYRE, PA 18840	570-888-2220
2 E. Mountain Ave., SO. WILLIAMSPORT, PA 17702	570-601-3016
41 Main Street, TIOGA, PA 16946	570-835-5236
428 Main Street, TOWANDA, PA18848	570-265-6171
Court House Square, TROY, PA 16947	570-297-2159
90-92 Main Street, WELLSBORO, PA 16901	570-724-3411
130 Court Street, WILLIAMSPORT, PA 17701	570-320-0100
1510 Dewey Ave., WILLIAMSPORT, PA 17702	570-323-9305
Route 6, WYSOX, PA 18854	570-265-9148

TRUST & FINANCIAL MANAGEMENT GROUP
90-92 Main Street, Wellsboro, PA 16901	800-487-8784
428 Main Street, Towanda, PA 18848	888-987-8784
503 N. Elmira Street, Sayre, PA 18840	888-760-8192
130 Court Street, Williamsport, PA 17701	570-601-6000

ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901	800-726-2265
BANKCARD SERVICES - 10 Nichols St., Wellsboro PA 16901	800-676-6639
CASH MANAGEMENT / INTERNET BANKING – 10 Nichols St., Wellsboro, PA 16901	570-724-0266
www.cnbankpa.com
FUNDS MANAGEMENT – 10 Nichols St., Wellsboro, PA 16901	800-577-9397
www.fmt@cnbankpa.com
C&N FINANCIAL SERVICES CORPORATION – 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com

CANISTEO VALLEY CORPORATION
3 Main Street, Canisteo, NY 14823	607-698-4295

FIRST STATE BANK
OFFICES
3 Main Street, CANISTEO, NY 14823	607-698-4295
6250 County Route 64, HORNELL, NY 14843	607-324-4081
www.fsbcanisteo.com

CONSOLIDATED STATEMENT OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)

	3 MONTHS ENDED		12 MONTHS ENDED
	DECEMBER		DECEMBER
	2006	2005	2006	2005
	(Current)	(Prior Yr)	(Current)	(Prior Yr)
Interest and Dividend Income	$16,477	$15,936	$64,476	$61,108
Interest Expense	8,111	7,149	30,788	25,687

Interest Margin	8,366	8,787	33,688	35,421
Provision for Loan Losses	181	901	672	2,026

Interest Margin After Provision for Loan Losses	8,185	7,886	33,016	33,395
Other Income	2,045	1,895	7,970	7,636
Realized Gains (Losses) on Securities, Net	796	(586)	5,046	1,802
Gain from Sale of Credit Card Loans	340	1,906	340	1,906
Other Expenses	8,155	7,358	31,614	28,962

Income Before Income Tax Provision	3,211	3,743	14,758	15,777
Income Tax Provision	517	639	2,772	2,793

NET INCOME	$2,694	$3,104	$11,986	$12,984

PER SHARE DATA (**):
Net Income — Basic	$0.32	$0.37	$1.44	$1.55
Net Income — Diluted	$0.32	$0.37	$1.43	$1.54
Dividend Per Share	$0.24	$0.24	$0.96	$0.93
Number Shares Used in Computation — Basic	8,291,435	8,385,961	8,339,104	8,375,062
Number Shares Used in Computation — Diluted	8,311,656	8,426,980	8,364,778	8,433,847
CONSOLIDATED BALANCE SHEET
(In Thousands, Except Per Share Data) (Unaudited)

	DEC. 31,	DEC. 31,
	2006	2005
ASSETS
Cash & Due from Banks	$27,159	$26,446
Available-for-Sale Securities	356,665	427,298
Loans, Net	679,300	644,938
Intangible Assets	3,145	3,383
Other Assets	61,099	60,889

TOTAL ASSETS	$1,127,368	$1,162,954

LIABILITIES
Deposits	$760,349	$757,065
Repo Sweep Accounts	29,258	27,734

Total Deposits and Repo Sweeps	789,607	784,799
Borrowed Funds	199,182	239,205
Other Liabilities	8,691	6,982

TOTAL LIABILITIES	997,480	1,030,986

SHAREHOLDERS’ EQUITY
Shareholders’ Equity, Excluding Accumulated Other Comprehensive Income/Loss	129,275	127,270
Accumulated Other Comprehensive Income/ Loss:
Net Unrealized Gain/Loss on Available-for-sale Securities	1,794	4,698
Defined Benefit Plans Adjustment, Net (*)	(1,181)	—

TOTAL SHAREHOLDERS’ EQUITY	129,888	131,968

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,127,368	$1,162,954

CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data) (Unaudited)

	12 MONTHS ENDED		%
	DECEMBER		INCREASE
	2006	2005	(DECREASE)
EARNINGS PERFORMANCE
Net Income	$11,986	$12,984	-7.69%
Return on Average Assets	1.06%	1.13%	-6.19%
Return on Average Equity	9.18%	9.80%	-6.33%

BALANCE SHEET HIGHLIGHTS
Total Assets	$1,127,368	$1,162,954	-3.06%
Available-for-Sale Securities	356,665	427,298	-16.53%
Loans (Net)	679,300	644,938	5.33%
Allowance for Loan Losses	8,201	8,361	-1.91%
Deposits and Repo Sweep Accounts	789,607	784,799	0.61%

Trust Assets Under Management	517,775	418,259	23.79%

SHAREHOLDERS’ VALUE (PER SHARE) (**)
Net Income — Basic	$1.44	$1.55	-7.10%
Net Income — Diluted	$1.43	$1.54	-7.14%
Dividends	$0.96	$0.93	3.23%
Book Value	$15.66	$15.74	-0.51%
Market Value (Last Trade)	$22.00	$25.63	-14.16%
Market Value / Book Value	140.49%	162.83%	-13.72%
Price Earnings Multiple	15.28	16.54	-7.62%
Dividend Yield	4.36%	3.63%	20.11%

SAFETY AND SOUNDNESS
Tangible Equity / Tangible Assets	11.27%	11.09%	1.62%
Nonperforming Assets / Total Assets	0.75%	0.55%	36.36%
Allowance for Loan Losses / Total Loans	1.19%	1.28%	-7.03%
Risk Based Capital Ratio	18.18%	18.19%	-0.05%

AVERAGE BALANCES
Average Assets	$1,135,000	$1,144,619	-0.84%
Average Equity	130,542	132,465	-1.45%

(*)	Effective December 31, 2006, Statement of Financial Accounting Standards No. 158 requires gains or losses, prior service costs or credits, and transition assets or obligations as of the end of the period that have not yet been included in net periodic benefit cost be recognized as accumulated other comprehensive income or loss, net of tax.

(**)	For purposes of per share calculations, the market value and number of outstanding shares have been retroactively adjusted for the effects of 1% stock dividends issued in January of 2006 and 2005.